Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Scott H. Maw Senior Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Holdings Reports Third Quarter
and Nine Month 2010 Results

Seattle, WA – October 26, 2010 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter and nine months ended September 30, 2010.

For the third quarter of 2010, the Company recorded net income of $5.4 million or $0.25 per diluted share compared to net income of $6.7 million or $0.31 per diluted share for the same period in 2009.  Total revenue for the quarter increased 5.3% to $75.9 million versus $72.1 million in the year-earlier period.  For the third quarter of 2010, net premiums earned were $65.1 million compared to $64.4 million for the same period in 2009.  Net realized gains totaled $3.9 million in the third quarter of 2010 and resulted from the sale of investment securities in order to realize a portion of the $15.0 million of capital loss carry forwards that existed at December 31, 2009.

For the nine months ended September 30, 2010, net loss was ($2.5) million or ($0.12) per diluted share compared to net income of $15.0 million or $0.70 per diluted share in the same period in 2009.  Total revenue for the period increased 11.2% to $226.7 million compared to $203.9 million for the same period in 2009.  For the nine months ended September 30, 2010, net premiums earned were $191.4 million compared to $182.5 million for the comparable period in 2009.  Net realized gains totaled $14.3 million for the nine months ended September 30, 2010.

“We made good progress in the third quarter. It produced improved results in the face of a difficult operating environment marked by intense competition and high unemployment.  In the third quarter we continued to achieve price increases to adjust rates to more accurately reflect negative loss trends, particularly in California. Our singular focus remains not on market share but improvement in underwriting profits", noted John Pasqualetto, SeaBright's Chairman, President and Chief Executive Officer.

The net loss ratio for the third quarter of 2010 was 73.3% compared to 65.1% in the same period of 2009 due primarily to a higher net expected loss and allocated loss adjustment expense ratio for the 2010 accident year.  During the third quarter of 2010, the Company recognized no development of prior years’ loss reserve estimates.

Total underwriting expenses for the third quarter of 2010 were $17.6 million compared to $18.2 million for the same period in 2009. The net underwriting expense ratio for the third quarter was 27.0% compared to 28.1% in the same period in 2009.

The net combined ratio for the third quarter of 2010 was 100.3% compared to 93.2% for the same period in 2009.

Net investment income for the third quarter of 2010 was $5.8 million compared to $5.9 million for the same period in 2009 as the Company continues to record positive cash flow from operations.

The net loss ratio was 88.7% for the nine months ended September 30, 2010 compared to 66.4% in the same period in 2009.  For the nine months ended September 30, 2010, on a pre-tax basis, the Company recognized $30.5 million, net of reinsurance, in adverse development of prior years' loss reserve estimates, compared to $5.9 million of adverse development recognized in the same period of 2009.

Total underwriting expenses for the nine months ended September 30, 2010 were $53.5 million compared to $54.0 million in the prior year period and the net underwriting expense ratio was 27.9% compared to 29.5% in the same period in 2009.

For the nine months ended September 30, 2010, the net combined ratio was 116.6% compared to 95.9% for the same period in 2009.

At September 30, 2010, SeaBright had approximately 1,670 customers.  This represents an increase of roughly 220 customers from a year earlier, all of which was attributable to growth in the Company’s program business, which includes SeaBright’s small maritime and alternative markets divisions. Customer count in the Company’s core business, which includes everything other than program business, was down 10.2% year-over-year. Average premium sizes at September 30, 2010 were approximately $98,000 in the program business and $230,000 in the core business compared to approximately $106,000 in the program business and $232,000 in the core business at September 30, 2009.

At September 30, 2010, the Company had $695.5 million in fixed income securities, of which none were rated below investment grade and 93% were rated A- or above, excluding the impact of secondary insurance on the municipal bond portfolio. As of September 30, 2010, the Company had $137.0 million in insured municipal bonds and $217.2 million in uninsured municipal bonds.

About SeaBright Holdings, Inc.

SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc.  PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers.  Paladin Managed Care Services (formerly Total HealthCare Management, Inc.), another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries.  To learn more about SeaBright Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, October 26, 2010 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Scott H. Maw, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-254-2798 (domestic) or 913-312-1481 (international), (Passcode: 9804813). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through November 2, 2010, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 9804813).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves, the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2009 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2010, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three month and nine month periods ended September 30, 2010 and 2009 as well as selected balance sheet data as of September 30, 2010 and December 31, 2009. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 9, 2010.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$695,547	$626,608
Cash and cash equivalents	25,306	12,896
Premiums receivable, net of allowance	16,547	14,477
Deferred premiums	163,047	182,239
Reinsurance recoverables	49,301	34,339
Federal income tax recoverable	10,113	4,774
Deferred income taxes, net	16,557	21,861
Deferred policy acquisition costs, net	25,211	25,537
Goodwill	2,794	4,321
Other assets	43,976	37,809
Total assets	$1,048,399	$964,861
LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$428,194	$351,496
Unearned premiums	157,557	175,766
Reinsurance funds withheld and balances payable	5,683	7,312
Premiums payable	9,491	4,786
Accrued expenses and other liabilities	70,824	54,028
Surplus notes	12,000	12,000
Total liabilities	683,749	605,388

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	−	−
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,009,901 shares at September 30, 2010 and 21,675,786 shares at December 31, 2009	220	217
Paid-in capital	208,635	205,079
Accumulated other comprehensive income	20,361	12,927
Retained earnings	135,434	141,250
Total stockholders’ equity	364,650	359,473
Total liabilities and stockholders’ equity	$1,048,399	$964,861

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$65,108	$64,427	$191,359	$182,460
Claims service income	238	293	675	782
Other service income	37	36	122	147
Net investment income	5,806	5,888	17,765	17,186
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	–	–	–	(258)
Less portion of losses recognized in accumulated other comprehensive income	–	–	–	–
Net impairment losses recognized in earnings	–	–	–	(258)
Other net realized gains recognized in earnings	3,904	292	14,287	217
Other income	802	1,145	2,528	3,353
	75,895	72,081	226,736	203,887
Losses and expenses:
Loss and loss adjustment expenses	47,967	42,216	170,412	121,992
Underwriting, acquisition and insurance expenses	17,640	18,155	53,456	54,039
Interest expense	136	140	396	466
Goodwill impairment	–	–	1,527	–
Other expenses	2,620	2,688	7,512	7,402
	68,363	63,199	233,303	183,899
Income (loss) before taxes	7,532	8,882	(6,567)	19,988

Income tax expense (benefit)	2,104	2,217	(4,052)	5,033
Net income (loss)	$5,428	$6,665	$(2,515)	$14,955

Basic earnings (loss) per share	$0.26	$0.32	$(0.12)	$0.72
Diluted earnings (loss) per share	$0.25	$0.31	$(0.12)	$0.70

Weighted average basic shares outstanding	20,909,738	20,732,801	20,850,428	20,691,250
Weighted average diluted shares outstanding	21,442,157	21,502,272	20,850,428	21,451,959

Net loss ratio (2)	73.3%	65.1%	88.7%	66.4%
Net underwriting expense ratio (3)	27.0%	28.1%	27.9%	29.5%
Net combined ratio (4)	100.3%	93.2%	116.6%	95.9%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)
Gross premiums written	$51,661	$58,748	$191,653	$209,647
Net premiums written	46,824	52,664	177,825	189,743

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.